SECONDARY BLOCK TRADE AGREEMENT
                         -------------------------------

20 June 2003

          56,000,032 Ordinary Shares of Sprint Corporation (PCS Group)
          ------------------------------------------------------------


This agreement dated 20 June 2003 sets out the terms under which UBS Securities LLC ("Bank" / "Buyer") will purchase 56,000,032 Ordinary Shares (the "Shares") of Sprint Corporation (PCS Group) (the "Issuer") from France Telecom S.A. ("Seller").

1.       Purchase and sale
         -----------------

         Subject to the terms and conditions of this agreement (the "Agreement") Seller agrees as legal and beneficial owner to sell the Shares, free of all liens, charges or other encumbrances and Buyer agrees to purchase and pay for the Shares the Shares at a net price of US$5.89 per Share for a total consideration of US$329,840,188 (the "Purchase Price") together with all dividends, distributions and other benefits attaching to the Shares as from the date hereof(the "Trade Date"). The sale of the Shares shall be in accordance with Rule 144(k) under the U.S. Securities Act of 1933, as amended.

2.       Closing
         -------

         (a) On 25 June 2003 or at such other time and/or date as Seller and Buyer may agree (the "Closing Date"), Buyer shall pay to Seller the Purchase Price for the Shares by transfer to Seller's account to be notified to Buyer by Seller for value on the Closing Date against delivery of the Shares on the Closing Date, through the delivery versus payment facilities of the Depository Trust Company. Details of the specific accounts to be confirmed on the trade date.

         (b) Seller agrees that it will not, and will ensure that none of its subsidiaries or associates or holding company will, prior to the expiry of 90 days following the Closing Date, offer, issue, sell or otherwise dispose of (or announce an intention of doing so) any other shares of the Issuer or any securities convertible into or exchangeable for or carrying rights to acquire other shares of the issuer without the prior written consent of Buyer.

         (c) Buyer undertakes with Seller that it will bear and pay any stamp or other duties or taxes on or in connection with the sale, and transfer of the Shares to be sold by Seller and the execution and delivery of this Agreement and any other tax payable by Buyer in connection with the transactions contemplated hereby.


3.       Expenses
         --------

         Seller and Buyer shall bear their own legal costs (if any) and all their other out-of-pocket expenses (if any).

4.       Representations and warranties
         ------------------------------

         (a) As a condition of the obligation of Buyer to purchase and pay for the Shares, Seller represents and warrants to Buyer as follows:-

                  (i) that Seller is the holder and sole legal and beneficial owner of the Shares free from all liens, charges and other encumbrances,

                  (ii) that Seller has the corporate power and authority to sell the Shares hereunder and no person has any conflicting right, contingent or otherwise, to purchase or to be offered for purchase, the Shares, or any of them,

                  (iii) that the execution, delivery and performance of this Agreement has been duly authorised by Seller and upon due execution the same will constitute a legal, valid and binding obligation of Seller,

                  (iv) that the execution, delivery and performance of this Agreement by Seller will not infringe any law or regulation applicable to Seller and is not and will not be contrary to the provisions of the constitutional documents of Seller and will not result in any breach of the terms of, or constitute a default under, any instrument or agreement to which Seller is a party or by which it or its property is bound,

                  (v) that there are no restrictions (contractual or otherwise) prohibiting or otherwise affecting the sale or transfer of the Shares to Buyer, other than those necessary to ensure compliance with the registration requirements of the U.S. Securities Act of 1933, as amended, or an exemption therefrom, and no consents or approvals are required to be obtained in connection with the sale of the Shares to Buyer and the sale of the Shares to Buyer will not violate or breach any representation or warranty made by Seller pertaining to the Shares. Seller has made available to Buyer a true and complete copy of all agreements, documents and other instruments relating to the issuance, sale and delivery of the Shares to the Seller,

                  (vi) that all consents and approvals of any court, government department or other regulatory body required by Seller for the offering of the Shares and the execution, delivery and performance of the terms of this Agreement have been obtained and are in full force and effect,

                  (vii) the Seller is not aware of and does not have any non-public information concerning the Issuer which is material or price-sensitive and the sale of the Shares hereunder will not constitute a violation by the Seller of any applicable law prohibiting "insider dealing" in securities, and

                  (viii) the representations and warranties of Seller set forth in Seller's representation letter (in form similar to the form attached as Exhibit A titled, "Seller's Representation Letter"), dated on or about the date hereof, to Buyer are true and correct.

         (b) As a condition of the sale by Seller of the Shares to Buyer, Buyer represents and warrants to Seller as follows:-

                  (i) that the execution, delivery and performance of this Agreement has been duly authorised by Buyer and upon due execution the same will constitute a legal, valid and binding obligation of Buyer, and

                  (ii) the Buyer is a registered broker-dealer under the US Securities Exchange Act of 1934 and has all necessary corporate power and authority and appropriate regulatory authority to purchase the Shares from Seller in the manner contemplated hereby, other than those necessary to ensure compliance with the registration requirements of the US Securities Act of 1933, as amended.

         (c) Seller covenants with Buyer that it will keep Buyer indemnified against any losses, liabilities, costs, claims, actions and demands (including any expenses arising in connection therewith) which it may incur, or which may be made against it as a result of or in relation to any actual or alleged misrepresentation in or breach of any of the above representations and warranties and will reimburse Buyer for all costs, charges and expenses which it may pay or incur in connection with investigating, disputing or defending any such action or claim provided that any such indemnification by the Seller to the Buyer, will not in any case exceed the Purchase Price.

         (d) The above representations, warranties and indemnity shall continue in full force and effect notwithstanding any investigation by or on behalf of Buyer or completion of this Agreement until the Closing Date.


5.       Conditions to Closing
         ---------------------

         The obligations of Buyer hereunder shall be subject, in its discretion, to the condition that all representations and warranties and other statements of Seller herein are, and as of the Closing Date will be, true, complete and accurate.

6.       Termination
         -----------

         Buyer may by notice to the Seller given at any time prior to payment of the Purchase Price for the Shares terminate this Agreement if:

         (a) any of the representations and warranties contained in clause 5 shall have been untrue in any material respect at the time of making thereof or shall subsequently have become untrue in any material respect or any failure to perform any of the Seller's undertakings or agreements in this Agreement; or

         (b) in the opinion of Buyer, there shall have been since the date hereof, any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls such as would in the reasonable view of Buyer, be likely to prejudice materially the distribution of the Shares or dealings in the Shares in the secondary market.

         Upon such notice being given, the parties hereto shall (except for any liability arising before or in relation to such termination) be released from their obligations hereunder.

7.       Law and jurisdiction
         --------------------

         This Agreement is governed by the laws of the State of New York as applied to contracts to be performed wholly within the State of New York. Each party hereto irrevocably submits to the extent permitted under applicable law to the non-exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, State of New York. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement. Each party certifies
         (i) that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of any such suit, action or proceeding and (ii) acknowledges that it and the other party have entered into this Agreement, in reliance on, among other things, the mutual waivers and certifications in this Section.

8.       Miscellaneous
         -------------

         (a)      Time shall be of the essence of this Agreement.

         (b) The heading to each Clause is included for convenience only and shall not affect the construction of this Agreement.

         (c) In the event any provision of this Agreement is found to be or becomes invalid or unenforceable, no other provision of this Agreement shall thereby be affected and the Agreement shall remain valid and enforceable in respect of all remaining provisions, and any invalid or unenforceable provision will be deemed to be replaced by a provision which as nearly as possible accomplishes the commercial purpose of the original.

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof. Upon acceptance by you this Agreement and such acceptance shall constitute a binding agreement between Buyer and Seller.

Yours faithfully
UBS Securities LLC


/s/ Andrew Tuthill                          /s/ Mark Connelly
---------------------------------           ------------------------------------
Andrew Tuthill                              Mark Connelly
Executive Director Equity Capital           Managing Director, co-head US Equity
Markets Origination                         Capital Markets

Agreed to and accepted by Seller:


/s/ Thierry Breton
---------------------------------
France Telecom S.A.

                                                                       EXHIBIT A
                         SELLER'S REPRESENTATION LETTER
                         ------------------------------


UBS Securities LLC ("Bank")
677 Washington Boulevard
Stamford CT 06901
Attention: Restricted Securities, ERM
Facsimile: 203 719 7031

Bank:

In conjunction with the order to sell 56,000,032 ordinary shares ("the Shares") of

Sprint Corporation (PCS Group) (the "Issuer") through you as broker or dealer for

France Telecom S.A.'s ("Seller's") account in the manner permitted by Rule 144 (the "Rule") under the Securities Act of 1933, Seller represents and warrants to you as follows:

1. Seller is not an affiliate of the Issuer and has not been an affiliate during the preceding three months and has held all the Shares for at least 2 years.
2.       If the Shares are "restricted securities" as defined in paragraph
         (a)(3) of the Rule, Seller confirms that Seller has been the beneficial owner for a period of at least 2 years as provided in paragraph (k) of the Rule.
3. Pursuant to the exemption from registration provided by paragraph (k) of the Rule, no registration of the Shares is required for their offer and sale in the manner contemplated.
4. Seller understands that the payment of the proceeds of the sale will be delayed until the Shares are transferred and delivered free of restriction into UBS Securities LLC's participant account at the Depository Trust and Clearing Corporation ("DTC"), DTC participant number 642.

Seller agrees to notify Bank immediately if any of the above representations become inaccurate before this sale is completed.

                                              Very truly yours,


                                              ----------------------------------
                                              France Telecom

                                              ------------
                                              20 June 2003

                                              /s/ Thierry Breton
                                              ----------------------------------
                                              Thierry Breton, Chairman
                                              and Chief Executive Officer